Exhibit 99.2

CATALYST BIOSCIENCES, INC.

FINANCIAL STATEMENTS

Years Ended December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Catalyst Biosciences, Inc.

We have audited the accompanying balance sheets of Catalyst Biosciences, Inc. (the “Company”), as of December 31, 2014 and 2013 and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catalyst Biosciences, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, Catalyst Biosciences, Inc.‘s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EisnerAmper LLP

Iselin, New Jersey

May 22, 2015

CATALYST BIOSCIENCES, INC.

BALANCE SHEETS

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,543,705	$2,828,431
Deposits	278,604	—
Restricted Cash	50,000	50,000
Accounts receivable	95,063	96,092
Prepaid and other current assets	102,900	201,778

Total current assets	2,070,272	3,176,301
Property and equipment, net	910,981	1,765,184
Deposits	—	278,604
Intangible assets, net of amortization	—	54,102

Total noncurrent assets	910,981	2,097,890

Total Assets	$2,981,253	$5,274,191

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$248,589	$354,437
Accrued compensation	280,730	233,918
Other accrued liabilities	30,000	78,812
Deferred revenue, current portion	1,750,000	1,187,500
Deferred rent, current portion	26,314	156,215

Total current liabilities	2,335,633	2,010,882
Deferred revenue, noncurrent portion	729,167	1,604,167
Deferred rent, noncurrent portion	—	26,308
Warrant Liability	391,361	—

Total noncurrent liabilities	1,120,528	1,630,475

Total Liabilities	3,456,161	3,641,357

Commitments (Note 3)
Convertible preferred stock:
Series AA convertible preferred stock, $0.001 par value; 7,327,166 and 7,327,166 shares authorized in 2014 and 2013, respectively; 7,327,166 and 7,327,166 shares issued and outstanding in 2014 and 2013, respectively, aggregate liquidation preference of $7,327,166 at December 31, 2014 and 2013	7,327,166	7,327,166
Series BB convertible preferred stock, $0.001 par value; 23,104,618 and 23,104,618 shares authorized in 2014 and 2013, respectively; 23,104,618 and 23,104,618 shares issued and outstanding in 2014 and 2013, respectively; aggregate liquidation preference of $29,356,728 at December 31, 2014 and 2013	29,356,728	29,356,728
Series BB-1 convertible preferred stock, $0.001 par value; 5,978,477 and 5,978,477 shares authorized in 2014 and 2013, respectively; 5,978,477 and 5,978,477 shares issued and outstanding in 2014 and 2013, respectively; aggregate liquidation preference of $8,999,999 at December 31, 2014 and 2013	8,999,999	8,999,999
Series CC convertible preferred stock, $0.001 par value; 46,429,980 and 46,429,980 shares authorized in 2014 and 2013, respectively; 46,429,980 and 46,429,980 shares issued and outstanding in 2014 and 2013, respectively; aggregate liquidation preference of $58,993,933 at December 31, 2014 and 2013	58,175,835	58,175,835
Series D convertible preferred stock, $0.001 par value; 629,630 and 629,630 shares authorized in 2014 and 2013, respectively; 629,630 and 629,630 shares issued and outstanding in 2014 and 2013, respectively; aggregate liquidation preference of $4,000,039 at December 31, 2014 and 2013	781,173	781,173
Series E convertible preferred stock, $0.001 par value 5,000,000 shares authorized in 2014; 3,935,140 shares issued and outstanding in 2014 aggregate liquidation preference of $9,999,978 at December 31, 2014	4,236,100	—
Total convertible preferred stock	108,877,001	104,640,901
Stockholders’ deficit: Common stock, $0.001 par value; 110,000,000 and 104,000,000 shares authorized in 2014 and 2013, respectively; 9,710,572 and 9,560,572 shares issued and outstanding in 2014 and 2013, respectively.	9,710	9,559
Additional paid-in capital	6,913,042	6,643,780
Accumulated Deficit	(116,274,661)	(109,661,406)

Total Stockholders’ Deficit	(109,351,909)	(103,008,067)

Total Liabilities and Stockholders’ Deficit	$2,981,253	$5,274,191

The accompanying notes are an integral part of these financial statements

CATALYST BIOSCIENCES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
Contract revenue	$1,812,500	$523,308

Operating expenses:
Research and development	5,266,571	6,556,958
General and administrative	4,055,633	4,086,300

Total operating expenses	9,322,204	10,643,258

Loss from operations	(7,509,304)	(10,119,950)
Other Income	541,925	153,613
Change in fair value of warrant liability	354,524	—

Net loss	$(6,613,255)	$(9,966,337)

The accompanying notes are an integral part of these financial statements

CATALYST BIOSCIENCES, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2012	78,932,729	$98,898,841	9,560,572	$9,559	$6,345,960	$(99,695,069)	$(93,339,550)
Stock based compensation expense associated with vesting of stock award	—	—	—	—	297,820	—	297,820
Issuance of series CC convertible preferred stock to investors at $1.2706 per share for cash in February 2013, net of issuance costs of $3,998	3,907,512	4,960,887
Issuance of series D convertible preferred stock to investors at $1.2706 per share for cash in August 2013, net of issuance costs of $18,832	629,630	781,173
Net and comprehensive loss	—	—	—	—	—	(9,966,337)	(9,966,337)

Balances at December 31, 2013	83,469,871	104,640,901	9,560,572	9,559	6,643,780	(109,661,406)	(103,008,067)
Stock based compensation expense associated with vesting of stock award	—	—	—	—	244,413	—	244,413
Stock options exercises for cash ($.05-$.40)	—	—	150,000	151	24,849	—	25,000
Issuance of series E convertible preferred stock to investors at $1.2706 per share for cash in April 2014, net of issuance costs of $27,843	3,935,140	4,236,100	—	—		—
Net and comprehensive loss	—	—	—	—	—	(6,613,255)	(6,613,255)

Balances at December 31, 2014	87,405,011	$108,877,001	9,710,572	$9,710	$6,913,042	$(116,274,661)	$(109,351,909)

The accompanying notes are an integral part of these financial statements

CATALYST BIOSCIENCES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Operating Activities
Net loss	$(6,613,255)	$(9,966,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Warrant for convertible preferred stock	(354,524)	—
Stock-based compensation expense	244,413	297,820
Depreciation and amortization	679,595	974,017
Loss on disposal of fixed assets	77,491	—
Impairment of patent asset	53,219	—
Changes in operating assets and liabilities:
Accounts receivable	1,029	(51,263)
Prepaid and other current assets	98,878	53,950
Accounts payable	(105,848)	11,162
Accrued compensation and other accrued liabilities	(2,000)	(246,716)
Deferred rent	(156,209)	(138,013)
Deferred revenue	(312,500)	2,791,667

Net cash flows used in operating activities	(6,389,711)	(6,273,713)

Investing Activities
Purchases of property and equipment	—	(41,365)
Proceeds from sale of fixed assets	98,000	—

Net cash flows provided (used in) by investing activities	98,000	(41,365)

Financing Activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	4,981,985	5,742,060
Proceeds from exercise of options	25,000	—

Net cash flows provided by financing activities	5,006,985	5,742,060

Net decrease in cash and cash equivalents	(1,284,726)	(573,018)
Cash and cash equivalents at beginning of year	2,828,431	3,401,449

Cash and equivalents at end of year	$1,543,705	$2,828,431

The accompanying notes are an integral part of these financial statements

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

Catalyst Biosciences, Inc. (the Company or Catalyst), was incorporated in the state of Delaware on August 5, 2002. The Company is a clinical-stage biotechnology company focused on engineering proteases as therapeutics for hemophilia, hemeostasis, compliment-mediated diseases, and other unmet medical needs. Its facilities are located in South San Francisco, California. The Company’s current customers, engaged principally through collaborations are other pharmaceutical and biotechnology companies, who are also engaged in developing and commercializing therapies for patients in the areas of hemophilia and compliment-mediated diseases.

Liquidity

The Company has incurred cumulative net losses of $116.3 million through December 31, 2014 and negative cash flows from operating activities and expects to continue to incur losses for the next several years. Management plans to continue to finance the Company’s operations with a combination of revenues from technology licenses, corporate alliances with pharmaceutical companies, equity issuances, and debt arrangements. The Company’s operating plans and scope of development programs are directly related to the availability of adequate funds. If adequate funds are not available in the future, the Company may be required to delay, reduce the scope of, or eliminate one or more of its development programs and/or need to reevaluate its operating plans.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such management estimates include the warrant for convertible preferred stock. The Company bases its estimates on various assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Operating Expenses

Research and development costs are expensed as incurred. Research and development costs consist of payroll and personnel expenses, laboratory supplies and reagents, contract research and development services, and consulting costs, as well as allocations of facilities and other overhead costs. Under the Company’s collaboration agreements, certain specific expenditures are reimbursed by third parties. During the years ended December 31, 2014 and 2013, $381,465 and $175,713, respectively were reimbursed to the Company. Payments received as direct reimbursement of specific expenditures are recorded as a reduction to those expenses.

Cash and Cash Equivalents

The Company invests its excess cash in bank deposits, consisting primarily of money market mutual funds. The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Summary of Significant Accounting Policies (continued)

Restricted Cash

At December 31, 2014 and 2013, the Company had restricted cash of $50,000 required as collateral for the Company’s corporate credit card.

Fair Value Measurements

The Company follows Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 820 (ASC 820), Fair Value Measurements. ASC 820 establishes a fair value hierarchy that categorizes observable and unobservable inputs used to measure fair value into three levels, which are described below:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

•

Level 2: Observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3: Unobservable inputs that are supported by little or no market data. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

As of December 31, 2014 and 2013, the Company’s highly liquid money market funds included within cash equivalents are financial assets that are valued using Level 1 inputs and the Company does not have any financial instruments utilizing level 2 or level 3 inputs. Liabilities that are measured at fair value consist of the warrant for convertible preferred stock that utilizes Level 3 inputs.

The fair value of the warrant for convertible preferred stock is measured using the Black-Scholes option-pricing model. Inputs used to determine the estimated fair value of the warrant include the estimated fair value of the underlying preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, and expected dividends on and expected volatility of the price of the underlying preferred stock. The Company did not have any significant changes in its valuation techniques related to the valuation of this liability during 2014.

The following table sets forth the Company’s assets that were measured at fair value and the level of the inputs used to value those assets and liabilities within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
As of December 31, 2014:
Money market funds	$1,546,038	$—	$—	$1,546,038
Warrant for convertible preferred stock	—	—	(391,361)	(391,361)

Total	$1,546,038	$—	$(391,361)	$1,154,677

	Level 1	Level 2	Level 3	Total
As of December 31, 2013:
Money market funds	$2,710,191	$—	$—	$2,710,191

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Summary of Significant Accounting Policies (continued)

The following tables present the activity for liabilities measured at estimated fair value using unobservable inputs for the year ended December 31, 2014:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Warrant for Convertible Stock
Beginning balance at December 31, 2013	$—
Issuance of warrants	745,885
Changes in estimated fair value	(354,524)

Ending balance at December 31, 2014	$391,361

Comprehensive Loss

Comprehensive loss is composed of net loss and other comprehensive income or loss. To date, the Company has not had any significant transactions that are required to be reported in comprehensive loss other than the net loss from operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s investment policy restricts cash investments to high credit quality, investment grade investments.

The Company believes that it has established guidelines for investment of its excess cash that maintain safety and liquidity through its policies on diversification and investment maturity. The Company is exposed to credit risk in the event of default by the institutions holding the cash and cash equivalents to the extent of the amounts recorded on the balance sheets. The Company’s accounts receivable at December 31, 2014 was $95,063, of which $79,857 was due from Pfizer Inc., and $15,206 was due from ISU Abxis. The Company has incurred no credit losses to date. The Company does not require collateral from its collaboration partners.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which are three years for computer equipment and software, and three to seven years for laboratory and office equipment, furniture and leasehold improvements.

Intangible Assets

Intangible assets represent patent rights purchased in 2009 in the amount of $70,567 that were being amortized over their estimated useful life of 20 years, or life of the patent whichever is shorter, using the straight-line method. Annual amortization was $883 and $3,528 for 2014 and 2013, respectively. The Company abandoned this patent in 2014. No further amortization is necessary. The total amortized through 2014 was $17,348 and the remaining $53,219 was written off to amortization expense during 2014 in the accompanying statements of operations.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company enters into collaboration arrangements that may include the receipt of payments for up-front license fees, success-based milestone payments; full time equivalent (FTE) based payments for research services, and royalties on any future sales of commercialized products that result from the collaborations.

The Company has entered into collaboration agreements with Wyeth (now Pfizer), MedImmune, Centocor and ISU Abxis. For the annual periods ending December 31, 2014 and 2013, only collaborations with Pfizer and ISU Abxis were active. Revenue related to these collaborations is recognized when the four basic criteria for revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

Revenue recognition for multiple revenue arrangements will have deliverables associated with the arrangement divided into separate units of accounting provided that (i) a delivered item has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. As a biotechnology company with unique and specialized technological undelivered performance obligations associated with its collaborations, the Company’s multiple element arrangements most often involve deliverables and consideration that do not meet the criteria for having stand alone value.

Such deliverables and consideration must be accounted for under a single unit of accounting along with other arrangement deliverables and consideration that do not have stand-alone value and are recognized as revenue over the estimated period of when the performance obligations are to be performed. The revenue is recognized on a proportional performance basis when the levels of the performance obligations under an arrangement can be reasonably estimated and on a straight-line basis when they cannot.

The non-refundable, up-front or license maintenance payments associated with the Company’s collaboration agreements do not have stand-alone value to the collaborator and accordingly, are recognized only when standard basic criteria for revenue recognition are met, e.g. the Company has a contractual right to receive such payment, the contract price is fixed and determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the agreement.

The Company’s collaboration agreements entitle it to additional payments upon the achievement of performance-based milestones related to product development, regulatory actions and commercial events in certain geographic areas. Milestones that are not deemed probable or that are tied to counter-party performance are not included in the Company’s revenue until the performance conditions are met. If a collaborative agreement milestone is deemed to be substantive, as defined in the accounting rules, the Company is permitted to recognize revenue related to the milestone payment in its entirety.

In the event milestones are deemed non-substantive, the Company recognizes, and defers if applicable, payments for the achievement of such non-substantive milestones over the estimated period of performance applicable to each collaborative agreement using the proportional performance method or on a straight-line basis, as appropriate.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Summary of Significant Accounting Policies (continued)

Collaborative agreement amounts received prior to satisfying revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets. Deferred revenue is recorded on our balance sheet as short-term or long-term based on our best estimate as to when such revenue will be recognized. Short-term deferred revenue consists of amounts that we expect to recognize as revenue in the next 12 months. Amounts that we expect will not be recognized prior to the next 12 months are classified as long-term deferred revenue.

The estimate of deferred revenue also reflects management’s estimate of the periods of the Company’s involvement, or performance obligations, in our collaborations. The Company’s performance obligations under these collaborations consist of participation on steering committees and the performance of other research and development and business development services. The timing for satisfying these performance obligations can be difficult to estimate and can be subject to change over the course of these agreements. A change in the estimated timing for satisfying the Company’s performance obligations could change the timing and amount of revenue that we recognize and record in future periods. The estimated period of the Company’s performance obligations under its active collaboration agreements are currently assessed to conclude August, 2015 under the Pfizer collaboration and August, 2017 under our collaboration with ISU Abxis (see Note 7, Collaborations). As of December 31, 2014, the Company had short-term and long-term deferred revenue of $1,750,000 and $729,167, respectively, related to collaborations. As of December 31, 2013, the Company had short-term and long-term deferred revenue of $1,187,500 and $1,604,167, respectively, related to collaborations.

Income Taxes

Income taxes are computed using the liability method. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The Company follows the authoritative guidance on accounting for uncertainty in income taxes. This guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. This interpretation also provides guidance on accounting for interest and penalties and associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company’s policy is to recognize interest and penalties related to tax matters in the income tax provision in the Statements of Operations.

As of December 31, 2014 and 2013, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flow, and will continue to evaluate for uncertain positions in the future. The open tax years for the Company are December 31, 2011 through December 31, 2014 and are subject to examination by the IRS and other various taxing authorities, generally for three years after tax returns were filed.

Stock-Based Compensation

The Company measures the cost of employee and director services received in exchange for an award of equity instruments based on the fair value-based measurement of the award on the date of grant and recognizes the related expense over the period during which the employee or director is required to provide service in exchange for the award on a straight-line basis.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Summary of Significant Accounting Policies (continued)

The Company uses the Black-Scholes option-pricing valuation model to estimate the grant-date fair value-based measurement of stock-based awards. The determination of fair value-based measurements for stock-based awards on the date of grant using an option-pricing model requires management to make certain assumptions regarding a number of variables. The Company records stock-based compensation as compensation expense, net of the estimated impact of forfeited awards. The Company applies a forfeiture rate to stock-based compensation expense using historical data to estimate pre-vesting option forfeitures. The Company estimates forfeitures at the time of grant, and revises those estimates in subsequent periods if actual forfeitures differ materially from those original estimates. As such, the Company recognizes stock-based compensation expense only for those stock-based awards that are expected to vest, over their requisite service period, based on the vesting provisions of the individual grants.

For nonemployee stock-based awards, the measurement date on which the fair value-based measurement of the stock-based award is calculated is equal to the earlier of (i) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached or (ii) the date at which the counterparty’s performance is complete. The Company recognizes stock-based compensation expense for the fair value-based measurement of the nonemployee awards using the Black Scholes option-pricing valuation model and the awards are typically subject to periodic re-measurement over the period that services are rendered.

Deferred Rent

The Company’s facilities lease agreement provides for an escalation of rent payments each year. The Company records rent expense on a straight-line basis over the term of the lease. The difference between the amount of expense recognized and the amount of rent paid is recorded as deferred rent in the accompanying balance sheets.

New Accounting Pronouncement

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This update states a core principle in that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve the core principle, an entity should apply the following steps: 1) identify the contract(s) with the customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligation in the contract; and 5) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in the update are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is not permitted. The Company is currently assessing the impact of this standard.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires management to evaluate relevant conditions, events and certain management plans that are known or reasonably knowable that, when considered in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued, for both annual and interim periods. ASU 2014-15 also requires certain disclosures around management’s plans and evaluation, as well as the plans, if any, that are intended to mitigate those conditions or events that will alleviate the substantial doubt. ASU 2014-15 is effective for fiscal years ending after December 15, 2016. Catalyst is currently evaluating the impact that the adoption of ASU 2014-15 will have on its financial statements and related disclosures.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Summary of Significant Accounting Policies (continued)

Reclasssification

Certain reclassifications have been made to the 2013 financial statements to conform to the 2014 presentation.

2. Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2014	2013
Laboratory and office equipment	$5,026,560	$6,092,206
Furniture	311,218	311,218
Leasehold improvements	1,515,298	1,522,685
Computer equipment	285,048	285,048
Software	421,985	421,985

	7,560,109	8,633,142
Less accumulated depreciation and amortization	(6,649,128)	(6,867,958)

Property and equipment, net	$910,981	$1,765,184

Property and equipment depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $678,713 and $970,489, respectively.

3. Commitments and Other Accrued Liabilities

Operating Leases

The Company leases a facility in South San Francisco, California, under an operating lease agreement that extends to February 28, 2015. In connection with the lease agreement, a cash security deposit of $278,604 was made to the landlord and is classified as a short-term deposit. In February 2015, the Company entered into a new lease, see note 9 for further discussion.

The Company’s rental expense under its operating leases was $979,766 and $973,765 for the years ended December 31, 2014 and 2013, respectively.

Future minimum lease payments under all non-cancelable operating leases at December 31, 2014, were as follows:

Year ending December 31,
2015	$94,830
Year ending December 31,
2015 (sublease)	341,682

Total future minimum lease payments	$436,512

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

3. Commitments and Other Accrued Liabilities (continued)

License Agreement Obligations

Under its technology license agreements to acquire certain technology rights, the Company has an obligation to pay minimum fees and then royalties based upon a percentage of any net sales of licensed products. License fees payable under the technology license agreements are $95,000 in 2013 and each year thereafter until royalties commence. The technology license agreements also provide for future payments to be made by the Company upon the achievement of development milestones or cumulative sales milestones. Pursuant to the license and collaboration agreement with ISU Abxis (see Note 6), the Company may be obligated to pay ISU Abxis up to $2.0 million in potential milestone payments. At December 31, 2014, no such milestones have been achieved.

4. Stockholders’ Deficit and Convertible Preferred Stock

Convertible Preferred Stock and Warrants

On April 9, 2014, the Company completed a Series E convertible preferred stock offering that generated $5.0 million in gross proceeds. In the offering, Catalyst issued 983,778 Series E preferred stock warrant shares with a strike price equal to $1.2706 per share, with a corresponding term of five years from issuance as well as warrants to purchase a number of shares equal to 25% of Series E preferred shares purchased by the participants in the financing. The warrants have an exercise price of $1.2706 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and expire on April 9, 2019.

The Company accounts for the preferred stock warrants in accordance with the guidance contained in ASC 815-40, whereby the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrants as a liability at its fair value. The warrants are subject to remeasurement at each balance sheet date, with any change in fair value recognized as a component of other income (expense), net in the statements of operations.

The Company estimated the fair value of these warrants at the balance sheet date using the Black-Scholes option pricing model, based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying common stock. At issuance, the Preferred E Warrants were valued at $745,885. The Company revalued the warrants as of December 31, 2014 and the fair value of the Preferred E Warrants was $391,361.

The authorized, issued and outstanding shares of convertible preferred stock and liquidation preferences per share thereof as of December 31, 2014, were as follows:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share
Series AA	7,327,166	7,327,166	$1.0000
Series BB	23,104,618	23,104,618	$1.2706
Series BB-1	5,978,477	5,978,477	$1.5054
Series CC	46,429,980	46,429,980	$1.2706
Series D	629,630	629,630	$6.3530
Series E	5,000,000	3,935,140	$2.5412

	88,469,871	87,405,011

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Stockholders’ Deficit and Convertible Preferred Stock (continued)

All shares of preferred stock have a liquidation preference in the event of a change of control event. The holders of Series E preferred stock have a liquidation preference that provides for a return of two (2) times the amount of original investment and then full participation on a pro rata basis as if converted to common stock. The holders of Series D preferred stock have a liquidation preference that provides for a return of five (5) times the amount of original investment and then full participation on a pro rata basis as if converted to common stock. Holders of Series CC preferred stock, Series BB-1 preferred stock, Series BB preferred stock, and Series AA preferred stock have a liquidation preference that provides for a dollar-for-dollar return of capital and then full participation on a pro rata basis as if converted to common stock. As the preferred stock is subject to a liquidation preference upon an event outside the control of the Company, the related amounts have been presented outside of stockholders’ deficit. The carrying value of preferred stock will be adjusted to redemption value if it becomes probable that a redemption will occur. Management does not believe that redemption is probable based on current business conditions.

Voting

Each share of convertible preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted. Each share of common stock is entitled to one vote.

Conversion

Each share of convertible preferred stock is convertible at the holder’s option at any time into common stock, subject to adjustment for anti-dilution. The conversion price for Series AA convertible preferred stock is $1.00 per share, for Series BB convertible preferred stock is $1.2706 per share, for Series BB-1 convertible preferred stock is $1.3843 per share, and for Series CC, Series D and Series E convertible preferred stock is $1.2706 per share. Conversion is automatic upon the closing of an underwritten public offering with an offering price of at least $3.8118 per share and aggregate gross proceeds of at least $40,000,000, or upon the written consent of holders of at least 66.67% of the then-outstanding convertible preferred stock.

Dividends

Holders of Series E convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series AA, Series BB, Series BB-1, Series CC, and Series D convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors. Holders of Series D convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series AA, Series BB, Series BB-1, and Series CC convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors. Holders of Series CC convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to holders of Series AA, Series BB, and Series BB-1 convertible preferred stock, at an annual rate of $0.101648 per share if and when declared by the board of directors. Holders of Series BB and Series BB-1 convertible preferred stock are entitled to noncumulative dividends, prior to the payment of any dividends to the holders of Series AA convertible preferred stock, at an annual rate of $0.101648 per share for the Series BB convertible preferred stock and of $0.120432 per share for the Series BB-1 convertible preferred stock, if and when declared by the board of directors. Holders of Series AA convertible preferred stock are entitled to noncumulative dividends at an annual rate of $0.08 per share if and when declared by the board of directors. These dividends are to be paid in advance of any distributions to common stockholders. No dividends had been declared through December 31, 2014.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Stockholders’ Deficit and Convertible Preferred Stock (continued)

Liquidation

In the event of a liquidation or winding up of the Company, holders of Series E convertible preferred stock are entitled to the liquidation preference of $2.5412 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, Series C and Series D convertible preferred stock. In the event of a liquidation or winding up of the Company, holders of Series D convertible preferred stock are entitled to the liquidation preference of $6.353 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, and Series C convertible preferred stock. The holders of Series CC convertible preferred stock are entitled to the liquidation preference of $1.2706 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, and Series BB-1 convertible preferred stock. The holders of Series AA, Series BB, and Series BB-1 convertible preferred stock are then entitled to the liquidation preference of $1.00, $1.2706 and $1.5054, respectively, for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of common stock. After payment of these preferential amounts, the remaining assets of the Company shall be distributed among the holders of the convertible preferred stock and common stock pro rata based on the number of shares of common stock held (assuming conversion of the convertible preferred stock).

2004 Incentive Stock Plan

The Company’s 2004 Stock Plan (the Plan) was adopted by the board of directors in January 2004. Pursuant to the Plan, options or stock purchase rights may be granted to employees and consultants of the Company. Options granted may be either incentive stock options or non-statutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date, and non-statutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. Options vest as determined by the board of directors, generally over four years. The 2004 Incentive stock plan had a term of 10 years and expired in 2014. No more options can be issued under this plan.

However, on February 5, 2010, and March 17, 2009, the Company granted performance-based options to purchase 170,203 and 2,301,796 shares, respectively, to certain key members of management with the following vesting terms: 12.5% of the shares vest each year on the anniversary of the vesting commencement date subject to the optionee’s continued employment with the Company; an additional 12.5% of the total number of shares in each grant will be eligible for vesting each year on the anniversary of the vesting commencement date based upon the board of director’s determination of the achievement of Company goals or other achievements; and 100% of any unvested shares shall become vested immediately prior to the consummation of a change of control of the Company. Options granted under the Plan expire no more than ten years after the date of grant. Total expense associated with the performance-based options for the years December 31, 2014 and December 31, 2013, was $60,437 and $60,437 respectively.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Stockholders’ Deficit and Convertible Preferred Stock (continued)

The following table summarizes stock option activity under the Plan, including stock options granted to nonemployees, and related information:

2004 Incentive Stock Plan

		Outstanding Options
	Shares Available for Grant	Number of Shares Underlying Options Outstanding	Weighted- Average Exercise Price
Balances at December 31, 2013	315,141	6,435,868	$0.34
Options exercised		(150,000)	0.29
Options forfeited	59,685	(59,685)	0.15
Stock repurchased	—	—	—

Balances at December 31, 2014	374,826	6,226,183	$0.23

Since the 2004 Incentive Stock Plan expired the Company issued stock outside of the plan. The following table summarizes stock option activity for options issued outside of the plan. Stock options have only been granted to non-employees outside the plan

Out of Plan Options

		Outstanding Options
	Shares Available for Grant	Number of Shares Underlying Options Out of Plan Outstanding	Weighted- Average Exercise Price
Balances at December 31, 2013	—	—	$—
Out of Plan Options granted		325,000	0.29
Options forfeited	—	—	—
Stock repurchased	—	—	—

Balances at December 31, 2014	—	325,000	$0.29

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Stockholders’ Deficit and Convertible Preferred Stock (continued)

At December 31, 2014, all of the outstanding options to purchase common stock of the Company were exercisable. The options are summarized in the following table:

2004 Incentive Stock Plan

Exercise Price Per Share	Number of Shares Underlying Options Outstanding	Number of Shares Underlying Options Vested	Weighted- Average Remaining Contractual Life
			(In Years)
$0.0500	30,000	30,000	0.6861
$0.0700	214,000	214,000	0.0700
$0.2800	2,642,815	2,642,815	5.2084
$0.3600	526,375	526,375	4.3173
$0.4000	826,206	769,605	6.1113
$0.4400	1,887,975	671,060	8.8634
$0.4800	98,812	82,268	7.4444

	6,226,183	4,936,123	5.5050

Out of plan options

Exercise Price Per Share	Number of Shares Underlying Options Outstanding	Number of Shares Underlying Options Vested	Weighted- Average Remaining Contractual Life
$0.2900	325,000	314,583	1.8300

At December 31, 2014, the total aggregate intrinsic value of options outstanding was $627,491. The weighted-average grant fair value of options granted during 2014 and 2013 was $0.23 and $0.29 per share, respectively. During the years ended December 31, 2014 and 2013, the total intrinsic value of options exercised based upon the difference between the exercise price and the estimated fair value of the shares as of the date of exercise was $0.06 and $0.00, respectively.

Options outstanding that have vested or are expected to vest as of December 31, 2014, are as follows:

	Number of Shares Underlying Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In Years)
Vested	5,109,350	$0.34	5.453	$84,378
Expected to Vest	748,782	0.34	5.453	84,378

Total	5,858,132	$0.34	5.453	$84,378

Options to purchase 0 and 1,500,370 shares of stock were granted to employees during 2014 and 2013, respectively. The compensation expense for the years ended December 31, 2014 and 2013, associated with stock option grants to employees was $0 and $175,713, respectively.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Stockholders’ Deficit and Convertible Preferred Stock (continued)

The estimated grant-date fair value-based measurements of the employee stock options were calculated using the Black-Scholes valuation model, based on the following weighted-average assumptions in the years ended December 31, 2014 and 2013:

	December 31,
	2014	2013
Expected term	5.14 years	5.98 years
Expected volatility	64.62%	78.147%
Risk-free interest rate	1.61%	1.06%
Expected dividend yield	0%	0%

Expected Term. Under the Company’s stock option plans, the expected term of options granted is determined using the simplified method which calculates expected term as the midpoint between the vesting date and the expiration date for each award.

Expected Volatility. Since the Company is a private entity with no historical data regarding the volatility of its common stock, the expected volatility used for 2014 and 2013 is based on the volatility of similar publicly traded entities, referred to as “guideline” companies.

Risk-Free Interest Rate. The risk-free rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the options.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, assumed an expected dividend yield of zero.

At December 31, 2014, the Company had employee stock-based compensation expense of $173,704 and at December 31, 2013 of $296,963 related to unvested stock awards not yet recognized, which is expected to be recognized over an estimated weighted-average period of 1.83 years.

Options Granted to Nonemployees

During 2014 and 2013, options to purchase 325,000 and 149,665 shares, respectively, of common stock were issued to consultants that vest over one to four years with a weighted-average exercise price of $0.29 and $0.44 per share, respectively. During the years ended December 31, 2014 and 2013, the Company recorded stock-based compensation expense attributable to these nonemployee stock awards of $70,710 and $61,670, respectively.

The estimated grant-date fair values of the nonemployee stock options were determined using the Black-Scholes valuation model and the following assumptions:

	Year Ended December 31,
	2014	2013
Risk-free interest rate	1.61%	1.06%
Expected volatility	64.62%	78%
Expected dividend yield	0%	0%
Weighted-average contractual term	5.14 years	5.98 years

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Stockholders’ Deficit and Convertible Preferred Stock (continued)

Additional compensation of $180,992 will be recorded in future periods for the remaining unvested portions of the nonemployee option grants.

2012 Retention Plan

On December 5, 2012 the Company adopted a retention bonus plan for service providers, including employees, consultants and non-employee directors, to Catalyst. The plan provides for certain payments to be made to plan participants, up to a maximum of 10% of the total liquidation preference due to holders of Company preferred stock, in the event of a “Corporate Transaction” and corresponding liquidation preference payments made to holders of Company preferred stock.

In the plan, a Corporate Transaction is defined as: a merger in which the Company is not the surviving entity, a sale or disposition of substantially all of the assets of the Company, a complete liquidation or dissolution of the Company, or similar transaction. The retention bonus plan expires on December 5, 2022. No amounts have been accrued or paid through December 31, 2014.

Common Stock Warrants

In August 2004, the Company entered into three separate agreements with three individuals to obtain specified patent licenses related to the development of proteases as a therapeutic platform for oncology. In connection with these agreements, the Company issued warrants to purchase an aggregate of 15,000 shares of common stock of the Company at an exercise price of $0.05 per share. The warrants are exercisable upon the earlier of achieving certain patent-related milestones set forth in the agreement or on the seventh anniversary of the warrant agreement. The warrants were all exercisable and outstanding as of December 31, 2013. The warrants expired on August 9, 2014, unexercised.

In conjunction with the loan agreement that the Company entered into in March 2005 for equipment financing, the Company issued a warrant to the lender to purchase 33,750 shares of Series A convertible preferred stock of the Company at an exercise price of $1.00 per share. In February 2012, corresponding with a bridge loan financing, the warrant to purchase Series A convertible preferred stock was converted into a warrant to purchase Company common stock. The fair market value of the warrant at the time of conversion, $13,196, was reclassified as equity. Prior to the conversion the warrant was classified as a liability and at the end of each reporting period changes in the fair value of the warrant during the period are recorded in other income or expense. For the years ended December 31, 2014 and 2013, the Company recorded $0 of other income related to the changes in the fair value of the warrant. The warrant expired on March 3, 2015.

5. Income Taxes

The Company did not record a provision (benefit) for income taxes for the years ended December 31, 2014 and 2013.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

5. Income Taxes (continued)

Significant components of the Company’s deferred tax assets as of December 31, 2014 and 2013 consist of the following (in thousands):

	Year Ended December 31,
	2014	2013
Deferred tax assets:
Accruals and reserves	$1,382	$858
Net operating loss carry forward	44,083	42,828
Tax credits	6,467	6,336
Fixed and intangible assets	43	18
Valuation Allowance	(51,975)	(49,869)

Total deferred tax assets:	—	171

Deferred tax liabilities:
Fixed Asset Basis Difference	—	(171)

Total deferred tax liabilities:	—	—

Net Deferred	$—	$—

Reconciliations of the statutory federal income tax (benefit) to the Company’s effective tax for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	Year Ended December 31,
	2014	2013
Tax (benefit) at statutory federal rate	34.00%	34.00%
State Tax (benefit)—net of federal benefit	-3.24%	1.31%
Permanent differences	1.83%	-0.04%
Credits	1.97%	1.83%
Change in Valuation Allowance	-34.25%	-37.07%
Other	-0.31%	-0.19%

Provision for Taxes	0.00%	-0.16%

Based on the available objective evidence, the Company does not believe it is more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2014 and 2013.

At December 31, 2014 and 2013, the Company had approximately $112 million and $107 million federal net operating loss carry forwards (“NOL”), respectively, available to reduce future taxable income which, if unused, will begin to expire in 2025. At December 31, 2014 and 2013, the Company had approximately $104 million and $102 million state net operating loss carry forwards (“NOL”), respectively, available to reduce future taxable income which, if unused, will begin to expire in 2017. Of the above NOL amounts, $21,000 and $21,000, respectively, relate to windfall stock based compensation deductions which, when utilized, will be credited to equity.

The Company also had tax credit carry forwards available to offset future federal tax liabilities of approximately $5.4 million and $5.3 million for 2014 and 2013, respectively.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

5. Income Taxes (continued)

The Company had tax credit carry forwards available to offset future state tax liabilities of approximately $4.9 million and $4.8 million for 2014 and 2013, respectively. The federal tax credit, if unused, will begin to expire in 2024. The state tax credit does not expire.

Under Internal Revenue Code Section 382 and related provisions, the benefits from net operating loss and tax credit carry forwards may be limited in the event the Company has a cumulative ownership change of more than 50% over a three year period.

Accounting for Uncertainty in Income Taxes

The Company follows the provisions of the FASB’s guidance for accounting for uncertain tax positions. The guidance prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return.

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense as necessary.

The unrecognized tax benefit was $2.57 million and $2.52 million at December 31, 2014 and December 31, 2013, respectively. The Company does not expect that its uncertain tax positions will materially change in the next twelve months. No liability related to uncertain tax positions is recorded on the financial statements related to uncertain tax positions. During the year ending December 31, 2014, the amount of unrecognized tax benefits increased due to additional research and development credits generated during the year. The reversal of the uncertain tax benefits would not impact the Company’s effective tax rate to the extent that the Company continues to maintain a full valuation allowance against its deferred tax assets.

The unrecognized tax benefit was as follows (in thousands):

Beginning Balance at January 1, 2013	$2,409,043
Increase/(Decrease) of unrecognized tax benefits taken in prior years	—
Increase/(Decrease) of unrecognized tax benefits related to current year	107,817

Ending Balance at December 31, 2013	$2,516,860

Beginning Balance at January 1, 2014	$2,516,860
Increase/(Decrease) of unrecognized tax benefits taken in prior years	—
Increase/(Decrease) of unrecognized tax benefits related to current year	52,684

Ending Balance at December 31, 2014	$2,569,544

The Company files income tax returns in the United States & California. The Company is not currently under examination by income tax authorities in federal, state or other jurisdictions. All tax returns will remain open for examination by the federal and state authorities from 2011 through 2013 from the date of utilization of any net operating loss or tax credits.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

6. Collaborations

Pfizer

On June 29, 2009, Catalyst entered into a collaboration agreement with Wyeth, subsequently acquired by Pfizer, Catalyst and Pfizer collaborated on the development of novel human Factor VIIa products, and Catalyst granted Pfizer the exclusive rights to develop and commercialize the licensed products on a worldwide basis. Under the agreement, during a two-year collaboration period, Pfizer reimbursed Catalyst for certain of its costs incurred in the development of the licensed products, including FTE-based research payments, and Pfizer is obligated to continue to reimburse Catalyst for a portion of Catalyst’s costs relating to intellectual property filings and maintenance thereof on products developed in the collaboration. Pfizer is now responsible for all clinical development, manufacturing, and commercialization activities for the Factor VIIa products developed in the collaboration.

Pfizer paid Catalyst an up-front signing fee of $21,000,000, and is also obligated to make contingent cash payments to Catalyst based upon the achievement of predefined milestones. Contract revenue of $4,200,000 for each of the years ended December 31, 2011, and 2010, reflected the amortization of the up-front fee over the estimated period of the Company’s performance obligations under the agreement, which was assessed to be five years beginning in June 2009 when the agreement was executed. Further, as Pfizer terminated the research services under the agreement in June 2011 and the Company had no further substantive performance obligations to Pfizer, the Company recognized the remaining $12,576,667 of deferred revenue related to the up-front fee in 2011.

Additionally, during the years ended December 31, 2011, and 2010, the Company recognized $1,602,079 and $2,931,541, respectively, of FTE-based payments for research services as contract revenue as the related services were performed. In the years ended December 31, 2011, and 2010, the Company also recognized $7,000,000 and $4,000,000, respectively, of milestone and other contingent payments received in 2011, and 2010, respectively, upon the achievement of those milestones.

On August 20, 2013 Catalyst and Pfizer entered into an amendment to the Factor VIIa collaboration agreement whereby the companies agreed to provide specific mutual releases and covenants and modify certain milestone payment schedules in the agreement. Per the amendment, Pfizer agreed to make two non-refundable annual license maintenance payments to Catalyst, each $1,500,000, payable on August 1, 2013 and August 1, 2014. Contract revenue related to the agreement in the years 2014 and 2013 was $1,375,000 and $312,500, respectively and reflects the amortization of the annual license maintenance payments received as amortized over the estimated expected performance period for Catalyst per the amendment. The Company had deferred revenue remaining balance in the amount of $1,312,500 and $1,187,500 at December 31, 2014 and December 31, 2013, respectively, related to the Pfizer collaboration.

On April 2, 2015, Pfizer notified the Company that it was exercising its right to terminate in its entirety the June 29, 2009 research and license agreement between the Company and Wyeth. The termination becomes effective 60 days after the Company’s receipt of the termination notice. On June 1, 2015, the license and certain rights under the research and license agreement will terminate and revert back to the Company. Pfizer is in the process of transferring clinical trial data, regulatory documentation and related technology under the research and license agreement to the Company to enable the Company to continue the clinical development of this product candidate. The Company has revised the expected period of performance to end on June 1, 2015, which is the effective termination of all performance obligations of the Company under the research and license agreement. As a result, the $1.3 million of deferred revenue as of December 31, 2014 will be recognized ratably through June 1, 2015 rather than through August 31, 2015.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

6. Collaborations (continued)

ISU Abxis

On September 16, 2013, Catalyst entered into a license and collaboration agreement with ISU Abxis, whereby Catalyst licensed its proprietary human Factor IX products to ISU Abxis for initial development in South Korea. Under the terms of the agreement, ISU Abxis is responsible for development and manufacturing of the licensed products through Phase 1 clinical trials. Until the completion of Phase 1 development, ISU Abxis also has a right of first refusal with respect to commercialization rights for the licensed products in South Korea. Catalyst has the sole rights and responsibility for worldwide development, manufacture and commercialization of Factor IX products after Phase 1 development, unless ISU Abxis has exercised its right of first refusal regarding commercialization rights in Korea, in which case Catalyst’s rights are in the entire world excluding South Korea. ISU’s rights will also terminate in the event that Catalyst enters into a license agreement with another party to develop, manufacture and commercialize Factor IX products in at least two major market territories.

ISU Abxis paid Catalyst an up-front signing fee of $1,750,000 and is obligated to pay to Catalyst contingent milestone-based payments on the occurrence of certain defined development events, and reimbursement for a portion of Catalyst’s costs relating to intellectual property filings and maintenance thereof on products. Catalyst is obligated to pay ISU Abxis a percentage of all net profits it receives from collaboration products.

Contract revenue of $437,500 and $145,833 for the years ended December 31, 2014 and December 31, 2013, respectively, reflected the amortization of the up-front fee over the estimated period of the Company’s performance obligations under the agreement, which was assessed to be four years beginning in September 2013 when the agreement was executed. The Company had deferred revenue remaining balance in the amount of $1,166,667 and $1,604,167 as of December 31, 2014 and December 31, 2013, respectively, related to the ISU Abxis collaboration.

7. Other Income

On August 22, 2013 Catalyst entered into a sub-lease agreement to lease a portion of Catalyst’s leased facility in South San Francisco, CA. Under the sub-lease agreement the sublessee pays rent and a share of facility operating expenses monthly to Catalyst. The Company’s lease to the facility and the sub-lease arrangement both expired in February 2015 (See Note 9). In 2014 and 2013, the Company recorded $541,720 and $153,266, respectively, in other income related to sub-lease rent and operating expense reimbursement.

8. Litigation

The Company is subject to various legal proceedings and claims arising in the ordinary course of business, which are related to industry-wide legal issues. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company’s liquidity and results of operations.

9. Subsequent Events

The Company evaluated subsequent events for recognition or disclosure through May 22, 2015, the date the financial statements for the year ended December 31, 2014 were available to be issued.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

9. Subsequent Events (continued)

Series F Financing

On January 22, 2015 the Company completed a Series F convertible preferred stock offering that generated $3.3M in gross proceeds. In the offering, the Company issued Series F convertible preferred stock at a price of $1.2706 per share. The Series F convertible preferred stock is convertible at a conversion price of $1.2706 per share. The Series F convertible preferred stock has a conversion rate of 10:1 such that each individual share of Series F convertible preferred stock is convertible into ten shares of common stock. In conjunction with the Series F financing, the Company amended the certificate of incorporation to increase the number of authorized shares. The Company has 160,000,000 shares of authorized common stock, $0.001 par value per share, and the authorized, issued, and outstanding shares of convertible preferred stock, $0.001 par value per share, and liquidation preferences per share thereof were as follows:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share
Series AA	7,327,166	7,327,166	$1.0000
Series BB	23,104,618	23,104,618	$1.2706
Series BB-1	5,978,477	5,978,477	$1.5054
Series CC	46,429,980	46,429,980	$1.2706
Series D	629,630	629,630	$6.3530
Series E	5,000,000	3,935,140	$2.5412
Series F	4,000,000	2,623,650	$6.3530

	92,469,871	90,028,661

All shares of preferred stock have a liquidation preference in the event of a change of control event. In the event of a liquidation or winding up of the Company, holders of Series F convertible preferred stock are entitled to the liquidation preference of $6.3530 for each such share of preferred stock, together with any declared but unpaid dividends, prior to the payment of any distributions to the holders of Series AA, Series BB, Series BB-1, Series C and Series D and Series E convertible preferred stock. The voting rights are equivalent to the voting rights of Series E convertible preferred stock. See Note 4.

New Lease

As of February 23, 2015 Catalyst signed a sublease in the same building that they have occupied since the current lease expired on February 28, 2015. The initial term of the sub-lease starts on March 1, 2015 and ends on August 31, 2015. The Sublease also has an extension option that would go through February 27, 2018. On March 1, 2015 the Company issued a letter of Credit in the amount of $56,947 held in the Company’s Money Market account to satisfy the security deposit requested by the sub lessor. The Company also issued a payment to sub lessor in the amount of $368,290 to prepay rent from March through August 31, 2015.

Merger Agreement

Targacept, Inc. (“Targacept”) and Catalyst Biosciences, jointly announced on March 5, 2015 that they had entered into a definitive agreement to merge the two companies. Subsequently, Targacept and Catalyst jointly amended the March 5, 2015 definitive merger agreement on May 6, 2015 and May 13, 2015. The combined entity, to be named Catalyst Biosciences, Inc., is intended to have combined capital including cash and cash equivalents of approximately $40.0 million at the closing of the transaction. There can be no assurances that the merger will be consummated.

CATALYST BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

9. Subsequent Events (continued)

The combined company will issue redeemable convertible notes with an aggregate principal amount of $37.0 million, which provides the potential for future capital investment in the combined company.

As part of the proposed transaction, the equityholders of Catalyst are expected to initially own approximately 58% of the combined company, and the operations of both companies will be combined. The initial ownership percentages are subject to adjustment based on Catalyst’s cash balance at closing. Targacept equity holders will retain approximately 42% of the combined company. Targacept stockholders will receive a dividend of an aggregate of $37.0 million in non-interest bearing convertible notes and approximately $19.0 million in cash. The notes will be convertible into the combined company’s common stock at any time within thirty months after closing at the noteholders’ discretion, at a conversion rate equal to $9.19, which represents 130% of the negotiated per-share value of the Company’s assets following the anticipated Pre-Closing Dividend, as adjusted to reflect the planned 7-for-1 reverse stock split described elsewhere in this proxy statement/prospectus/information statement. The combined company will establish an escrow fund of cash sufficient for repayment of any notes that are not converted to stock during the thirty months conversion period. If the redeemable convertible notes are fully converted, an additional $37.0 million held in escrow would be made available to the combined company within the thirty months following closing.

If the merger is consummated, Targacept’s name will be changed to Catalyst Biosciences, Inc., and Targacept will apply to change its ticker symbol on the NASDAQ Global Select Market to “CBIO”. Catalyst’s President and chief executive officer (CEO) will become the President and CEO of the combined company and the other Catalyst executive officers will assume their respective positions in the combined company, with select Targacept executives remaining involved on a transitional basis. The board of directors of the combined company will include four current board members of Catalyst and three from Targacept.

10. Merger (unaudited-subsequent to date of auditors report)

On August 20, 2015, the Company completed its business combination with Targacept, Inc. These financial statements are of Old Catalyst and no effect has been given herein to the merger.